Exhibit 23.1

KPMG AG Badenerstrasse 172 CH-8036 Zurich

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 14, 2022, with respect to the consolidated financial statements of Molecular Partners AG incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG

Zurich, Switzerland
July 1, 2022